Exhibit 99.1

SACHEM CAPITAL CORP. ANNOUNCES APPOINTMENT OF

NICHOLAS M. MARCELLO AS INTERIM CHIEF FINANCIAL OFFICER

BRANFORD, CT, June 6, 2024 (GLOBE NEWSWIRE) – Sachem Capital Corp. (NYSE American: SACH) today announced the appointment of Nicholas M. Marcello, as its interim Chief Financial Officer, effective immediately. John Villano, CPA, who previously served as both Chief Executive Officer and interim Chief Financial Officer, will continue to serve as the Company’s Chief Executive Officer.

Mr. Marcello has held various roles at the Company, including his most recent position as Vice President of Finance & Operations. Mr. Marcello’s responsibilities will continue to include overseeing the Company’s financial and capital markets activities, portfolio management and investment, foreclosures, workouts, legal, and human resources. Previous to his tenure at Sachem, Mr. Marcello served as Vice President, Assistant Controller at Waypoint Real Estate Investments from 2017 to 2020. He began his career at PricewaterhouseCoopers LLP, working within the Investment Management Group where he performed tax and audit compliance. Mr. Marcello holds a B.S. from Providence College and a M.B.A and M.S. in Accounting from Northeastern University.

“We are delighted to appoint Nick as interim Chief Financial Officer of Sachem. Nick has strong financial acumen and continues to prove he is a valuable asset to the Company. We look forward to continue benefitting from his extensive experience in finance, accounting and real estate,” stated John Villano, CPA, Chief Executive Officer of Sachem Capital Corp.

About Sachem Capital Corp.

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loan to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Investors:

Email: investors@sachemcapitalcorp.com